UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D. C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported):    March 9, 2007
Dana Corporation

(Exact name of registrant as specified in its charter)

Virginia	1-1063	34-4361040

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

4500 Dorr Street, Toledo, Ohio	43615

(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code:    (419) 535-4500
Not applicable

(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01.   Completion of Acquisition or Disposition of Assets.
     On March 9, 2007, Dana Corporation (Dana) closed the sale of its engine hard parts business under the Stock and Asset Purchase Agreement with MAHLE GmbH, dated as of December 1, 2006 (the Agreement). Pursuant to the Agreement, Dana and certain of its affiliates sold the tangible and intangible assets of Dana’s engine hard parts business and the shares of a Dana affiliate involved in the business to MAHLE and certain of its affiliates for an aggregate cash payment of approximately $97 million. Of the $97 million cash payment, $5 million was placed into escrow pending the satisfaction of closing conditions in Argentina and Italy, which are expected to be satisfied by the end of the second quarter of 2007, and closing conditions in India, which are expected to be satisfied by the end of 2007. In addition, approximately $10 million was placed into escrow pending the finalization of purchase price adjustments, which is expected to be completed by the end of 2007, and $10 million was placed into escrow for 18 months to fund certain of the sellers’ indemnification obligations. In addition to the cash payment, the buyers assumed certain liabilities related to the engine hard parts business.
     In connection with the sale of the engine hard parts business, the parties entered into a distribution agreement under which a MAHLE affiliate will serve as the exclusive distributor for certain of Dana’s Victor Reinz® branded products in the United States and Canada for a period of 10 years and in Mexico and certain Central and South American countries for the same period once Dana’s existing distribution agreements in those countries expire. The parties also entered into an agreement under which Dana and certain of its affiliates will provide certain transition services to MAHLE and certain of its affiliates for a limited period after closing. In addition, Dana employees will continue to occupy space in certain facilities sold to MAHLE for a short transition period.
Item 2.06.   Material Impairments.
     In connection with the sale of its engine hard parts business, Dana will record non-cash, pre-tax charges totaling $30 million to $35 million in 2007 to reflect the final proceeds from the transaction.

Signatures
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dana Corporation
(Registrant)

Date: March 15, 2007	By:	/s/ Michael L. DeBacker
Michael L. DeBacker
Vice President, General Counsel and Secretary

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